Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to this Registration Statement on Form S-1 of our report dated April 2, 2021 with respect to the consolidated financial statements of ImageWare Systems, Inc. (“Company”) as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 (which report includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern) and to the reference to us under the heading “Experts” included in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
July 13, 2021